Exhibit (a)(1)(D)

OFFER TO PURCHASE

ALL OUTSTANDING ORDINARY SHARES HELD BY U.S. HOLDERS

OF

CMB.TECH NV

(formerly Euronav NV)

FOR

$12.66 PER SHARE IN CASH

($18.95 per Share less distributions in the aggregate amount of $6.29)

BY

COMPAGNIE MARITIME BELGE NV

THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 10:00 A.M., NEW YORK

CITY TIME, ON NOVEMBER 21, 2024, UNLESS THE U.S. OFFER IS EXTENDED.

October 23, 2024

To Our Clients:

Enclosed for your consideration are an offer to purchase, dated October 23, 2024 (together with any amendments and supplements thereto, the “Offer to Purchase”), and the related letter of transmittal (together with any amendments and supplements thereto, the “Letter of Transmittal”) corresponding to the offer by Compagnie Maritime Belge NV, a public limited liability company (“naamloze vennootschap”) under Belgian law (“CMB” or the “Offeror”) to purchase all outstanding ordinary shares, no par value (“Ordinary Shares” or the “Shares”), of CMB.TECH NV (formerly Euronav NV), a public limited liability company (“naamloze vennootschap”) under Belgian law (“CMB.TECH” or the “Company”), beneficially owned by U.S. Holders (as that term is defined under instruction 2 to paragraphs (c) and (d) of Rule 14d-1 under the U.S. Securities Exchange Act of 1934, as amended) (such holders collectively, “U.S. Holders” and each a “U.S. Holder”) for $12.66 per Share in cash, without interest and less any applicable withholding taxes, reduced on a dollar-for-dollar basis by the gross amount of any distributions by the Company to its shareholders (including in the form of a dividend, distribution of share premium, decrease of share capital or in any other form) with a payment date falling after the date of the Offer to Purchase and before the Settlement Date (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal (which, together constitute the “U.S. Offer”). All capitalized terms not otherwise defined herein have the meaning ascribed to them in the Offer to Purchase.

Concurrently with the U.S. Offer, the Offeror is reopening its offer in Belgium to purchase all outstanding Ordinary Shares of the Company from all holders (other than the Offeror and its affiliates), wherever located, for the same price and on substantially the same terms as the U.S. Offer (the “Belgian Offer” and together with the U.S. Offer, the “Offers”). On October 7, 2024 the Financial Services and Markets Authority of Belgium (the “FSMA”) ordered CMB to reopen its unconditional mandatory public takeover bid at an adjusted bid price which takes into account the increase of the reference price used in the original bid of $18.43 per share by $0.52, for all Ordinary Shares of the Company that CMB and its affiliates do not already own in accordance with Belgian law (the “FSMA Order”). The adjusted bid price also takes into account a decrease of $6.29 per Ordinary Share, the aggregate amount of distributions made by the Company since the initial announcement of the original bid on

October 9, 2023. CMB is conducting the Offers at the Offer Price to comply with the FSMA Order. U.S. Holders who are the beneficial owners of Ordinary Shares who tender their Ordinary Shares in the Belgian Offer will receive the equivalent price per Ordinary Share in Euros as holders who tender their Ordinary Shares in the U.S. Offer. The Offeror will pay the Offer Price in the U.S. Offer in U.S. Dollars.

The Company’s Supervisory Board (the “Supervisory Board”) unanimously recommends that holders of Ordinary Shares reject the Offers and NOT tender their Ordinary Shares in the Offers. The Supervisory

Board advises shareholders to consult their own financial, tax and legal advisors and make such other investigations concerning the Offers, including obtaining a current market price for the Ordinary Shares, as they deem necessary in order to make an informed decision with respect to the Offers.

WE ARE THE HOLDER OF RECORD (DIRECTLY OR INDIRECTLY) OF ORDINARY SHARES FOR YOUR ACCOUNT. A TENDER OF YOUR ORDINARY SHARES CAN BE MADE ONLY BY US OR OUR NOMINEES AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL ACCOMPANYING THIS LETTER IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER ORDINARY SHARES HELD BY US FOR YOUR ACCOUNT.

We request instructions as to whether you wish to have us tender on your behalf any or all of the Ordinary Shares held by us for your account, pursuant to the terms and subject to the conditions set forth in the Offer to Purchase and Letter of Transmittal.

Your attention is directed to the following:

1.

The U.S. Offer commenced on October 23, 2024, and will expire at 10:00 A.M., New York City time, on November 21, 2024, unless the Offeror extends the U.S. Offer (such date and time, as it may be extended, the “Expiration Date”).

2.

The U.S. Offer is only being made to U.S. Holders who are the beneficial owners of Ordinary Shares. The U.S. Offer is not being made to non-U.S. Holders who beneficially own Ordinary Shares. If you are a non-U.S. Holder who beneficially owns Ordinary Shares and you wish to participate in the Offers, you must participate in the Belgian Offer and may only rely on the disclosure in the Belgian Prospectus.

3.	The Offer is unconditional.

4.

To accept the U.S. Offer, U.S. Holders whose Ordinary Shares are reflected on the Belgian Share Register and traded on Euronext Brussels and held in custody through Euroclear Belgium must first reposition their Ordinary Shares to the U.S. Share Register for trading on the NYSE and to be held in custody by DTC through the repositioning process described in The U.S. Offer — Section 8. “Certain Information About the Company” of the Offer to Purchase. The procedure for repositioning from Euronext Brussels to the NYSE should normally be completed within three trading days, but neither the Company nor the Offeror can guarantee the timing. The Offeror strongly recommends that a repositioning instruction be submitted no later than five business days prior to the Expiration Date, or such earlier deadline as may be set by your broker, dealer, commercial bank, trust company or other nominee to ensure that your Ordinary Shares are repositioned onto the U.S. Share Register prior to the Expiration Date. If you intend to accept the U.S. Offer and your Ordinary Shares are not reflected on the U.S. Share Register, you should begin the repositioning process as soon as possible. You may reposition your Ordinary Shares from one share register to the other by contacting your broker, dealer, commercial bank, trust company or other nominee, who should in turn contact Euroclear Belgium (the Company’s Belgian transfer agent) or Computershare Trust Company N.A., in its capacity as the Company’s U.S. transfer agent and registrar (the “Transfer Agent”). For further information on the repositioning process, please consult the instructions for repositioning on the Company’s website (cmb.tech) under the tab “Investors” or contact Georgeson LLC, as information agent for the U.S. Offer (the “U.S. Information Agent”), at 1-888-815-4069 or at the address on set forth below.

5.

The Offeror will not pay any fees or commissions to any broker or dealer or to any other person (other than to the Georgeson LLC, the U.S. Information Agent and to Computershare Trust Company N.A. in its capacity as the depositary and paying agent for the U.S. Offer (the “U.S. Tender Agent”), in connection with the U.S. Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Offeror for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers. See The U.S. Offer — Section 16. “Fees and Expenses” of the U.S. Offer to Purchase for more information.

6.

Payments made to U.S. Holders pursuant to the U.S. Offer generally will be subject to information reporting and may be subject to backup withholding. To avoid backup withholding, U.S. Holders that do not otherwise establish an exemption should complete and return an IRS Form W-9 (or applicable substitute form) certifying that such holder is a U.S. person as defined under the Code, the taxpayer identification number provided is correct and such holder is not subject to backup withholding. See The U.S. Offer — Section 5. “Certain Income Tax Consequences of the U.S. Offer —Information Reporting and Backup Withholding” of the Offer to Purchase.

7.	Under no circumstances will interest be paid on the Offer Price, regardless of any extension of the U.S. Offer or any delay in making payment for the Ordinary Shares held by U.S. Holders.

8.

Your Ordinary Shares can be tendered by us as your broker, dealer, commercial bank, trust company or other nominee through DTC via an Agent’s Message upon your instructions. The Agent’s Message will be your confirmation that you accept the terms and conditions of the Letter of Transmittal.

9.

If you hold Ordinary Shares in an account at the Transfer Agent in its direct registration system, you should complete and sign the Letter of Transmittal according to its instructions and physically deliver the original signed copy, together with any required signature guarantees and any other documents required by the Letter of Transmittal, to the U.S. Tender Agent at the address appearing on the back cover page of the Offer to Purchase. See The U.S. Offer — Section 3. “Procedures for Tendering Ordinary Shares” of the Offer to Purchase.

10.

If you wish to have us tender any or all of your Ordinary Shares, please so instruct us by completing, executing, and returning to us the attached Instruction Form. An envelope to return your completed Instruction Form to us is enclosed. If you authorize us to tender of your Ordinary Shares, all such Ordinary Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before 10:00 A.M., New York City time, on the Expiration Date.

THE MATERIALS RELATING TO THE U.S. OFFER ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF THE ORDINARY SHARES HELD BY US (OR OUR NOMINEE(S)) FOR YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME.

The U.S. Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Ordinary Shares in any jurisdiction in which the making of the U.S. Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Payment for Ordinary Shares accepted for payment pursuant to the U.S. Offer will be made only after timely receipt of the required documents by the U.S. Tender Agent in accordance with the procedures set forth in The U.S. Offer — Section 3. “Procedures for Accepting the U.S. Offer and Tendering Ordinary Shares” of the U.S. Offer to Purchase.

Questions or requests for assistance may be directed to the U.S. Information Agent at the address and telephone number listed below. Additional copies of the Offer to Purchase, the Letter of Transmittal and other materials related to the U.S. Offer may be obtained at no cost to holders of Ordinary Shares from the U.S. Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the U.S. Offer. Copies of the Offer to Purchase, the Letter of Transmittal and other materials related to the Offer are also available free of charge at www.sec.gov.

The U.S. Information Agent for the U.S. Offer is:

1290 Avenue of the Americas, 9th Floor

New York, New York 10104

Shareholders, Banks and Brokers

Call Toll Free:

1 (888) 815-4069

Outside U.S. and Canada:

+1 (781) 896-6948

Email: CMB.TECH@georgeson.com

INSTRUCTION FORM WITH RESPECT TO

OFFER TO PURCHASE

ALL OUTSTANDING ORDINARY SHARES HELD BY U.S. HOLDERS

OF

CMB.TECH NV

(formerly Euronav NV)

FOR

$12.66 PER SHARE IN CASH

($18.95 per Share less distributions in the aggregate amount of $6.29)

BY

COMPAGNIE MARITIME BELGE NV

The undersigned hereby instruct(s) you to tender the number of Ordinary Shares indicated below (and if no number is indicated, all Ordinary Shares) held by you for the account of the undersigned in accordance with the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein related to the U.S. Offer. The undersigned understand(s) and acknowledge(s) that all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Ordinary Shares, including questions as to the proper completion or execution of any Letter of Transmittal, will be determined by the Offeror, in its sole discretion and that the Offeror reserves the absolute right to waive any defect or irregularity in any tender of Ordinary Shares by any holder, whether or not similar defects or irregularities are waived in the case of other holders of Ordinary Shares.

Number of Ordinary Shares to be Tendered:

SIGN HERE

Ordinary Shares*
Signature(s)

Account Number:
Name(s)
Dated , 2024

Address(es)

Area Code and Telephone Number
* Unless otherwise indicated, it will be assumed that all
Ordinary Shares held for the undersigned’s account are to be tendered.
Taxpayer Identification or Social Security Number